New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

EXHIBITS 5.2 AND 23.2

OPINION OF DAVIS POLK & WARDWELL LLP

September 17, 2020

Pactiv Evergreen Inc.

1900 W. Field Court

Lake Forest, Illinois 60045

Ladies and Gentlemen:

We have acted as counsel for Pactiv Evergreen Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of $26,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations to pay deferred compensation in the future in accordance with the Reynolds Services Inc. Nonqualified Deferred Compensation Plan and the Evergreen Packaging Group Nonqualified Deferred Compensation Plan (the “Plans”). As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

The Plan documents state that the Plans were established to permit eligible employees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plans. The Plans are unfunded and state that they are maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that (1) the Plans have been duly adopted by the Company, and (2) the Plans are, and at all times since they were adopted by the Company have been, maintained primarily for the purpose of providing the opportunity to defer the receipt of compensation to a select group of management or highly compensated employees.

By its express terms, the Plans potentially result in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plans are “employee pension benefit plans” described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, as the Plans are unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, the Plans are subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

The Plans are not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plans as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Plans pursuant to the written provisions of the Plans will not cause the Plans to fail to comply with parts 1 or 5 of Title 5 of ERISA.

We, as your counsel, have examined originals or copies of such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the provisions of the written documents constituting the Plans comply with the requirements of ERISA pertaining to such provisions.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and ERISA. The opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP